STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of November 12, 2012 by and among Flex Power Generation, Inc., a Delaware corporation (the “Company”), and the Stockholders (as defined herein).

1.          Definitions. Capitalized terms have the definitions set forth in Exhibit A and as otherwise defined herein.

2.          Right of First Offer; Tag-Along Rights.

(a)          Right of First Offer.

(i)          Grant. Subject to the terms of Section 2(c), each Stockholder hereby unconditionally and irrevocably grants to the Company a Right of First Offer to purchase all (but not less than all) of the Transfer Stock that such Stockholder may propose to transfer in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(ii)         Notice; Exercise. Each Stockholder proposing to make a Proposed Transfer must deliver a Proposed Transfer Notice to the Company not later than 45 days prior to the consummation of such Proposed Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer and the identity of the Prospective Transferee. To exercise its Right of First Offer under this Section 2, the Company must deliver a Company Exercise Notice to the selling Stockholder within 15 days after delivery of the Proposed Transfer Notice (the “ROFO Exercise Period”).

(iii)        Forfeiture of Rights. If the Company fails to agree in the Company Exercise Notice to purchase the total amount of Transfer Stock in accordance with this Section 2(a), then the Company shall be deemed to have forfeited any right to purchase any such Transfer Stock, and the selling Stockholder shall be free to sell all, but not less than all, of the Transfer Stock to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (A) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including without limitation the terms and restrictions set forth in Section 10(i)(ii) and Section 10(j); (B) any future Proposed Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 2; and (C) such sale shall be consummated within (I) 120 days after delivery of the Proposed Transfer Notice if the applicable purchase price for the Transfer Stock is $10,000,000 or more, or (II) 60 days after delivery of the Proposed Transfer Notice if the applicable purchase price for the Transfer Stock is less than $10,000,000 (as applicable, the “Post-ROFO Sale Date”), and, if such sale is not consummated by the applicable Post-ROFO Sale Date, such Proposed Transfer shall again become subject to the Right of First Offer on the terms set forth herein.

(iv)        Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Board of Directors. If the Company cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors. The closing of the purchase of Transfer Stock by the Company shall take place, and all payments from the Company shall have been delivered to the selling Stockholder, by the later of (A) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer and (B) the applicable Post-ROFO Sale Date.

(b)          Effect of Failure to Comply.

(i)          Transfer Void; Equitable Relief. Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Any breach of this Agreement would result in substantial harm to the non-breaching parties for which monetary damages alone could not adequately compensate. Therefore, any non-breaching party shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(ii)         Violation of Right of First Offer. If any Stockholder becomes obligated to sell any Transfer Stock to the Company under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, send to such Stockholder the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company on the Company’s books the certificate or certificates representing the Transfer Stock to be sold.

(c)          Exempt Transfers.

(i)          Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2(a) shall not apply: (A) to a Proposed Transfer specifically approved as an “exempt transfer” under clause (A) of this Section 2(c)(i) by a majority of the Board of Directors, including a majority of disinterested directors; (B) in the case of a Stockholder that is an entity, upon a transfer by such Stockholder to its Affiliates, stockholders, members, partners or other equity holders, (C) to a repurchase from a Stockholder by the Company pursuant to an agreement containing vesting and/or repurchase provisions approved by the Board of Directors, (D) in the case of a Stockholder that is a natural person, upon a transfer by such Stockholder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Stockholder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other natural person approved by unanimous consent of the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Stockholder or any such family members, (E) to any sale or transfer from a Stockholder to another Stockholder; (F) to a pledge, gift or transfer of Transfer Stock to any nonprofit organization approved by unanimous consent of the Board of Directors for purposes of clause (F) of this Section 2(c)(i) (each, an “Approved Nonprofit”); or (G) to purchases of Transfer Stock from an Approved Nonprofit by the Company; provided that in the case of clause(s) (B), (D) or (F), the Stockholder shall deliver prior written notice to the Company of such pledge, gift or transfer and such Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Stockholder (but only with respect to the securities so transferred to the transferee), including the obligations of a Stockholder with respect to Proposed Transfers of such Transfer Stock pursuant to Section 2; and provided further in the case of any transfer pursuant to clause (D) or (F) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

(ii)         Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, (a) the provisions of Section 2 shall not apply to the sale of any Capital Stock to the public in connection with the IPO, and (b) the provisions of Section 2(a) shall not apply to the sale pursuant to a Sale of the Company approved by Initiating Stockholders pursuant to Section 3.

(iii)        Prohibited Transferees. Notwithstanding the foregoing, no Stockholder shall transfer any Transfer Stock to any entity which, in the determination of the Company’s Board of Directors, directly or indirectly competes with the Company.

(d)          Divorce. This Section 2(d) shall apply to any Stockholder who is a natural person with respect to which a marital divorce occurs in which the Stockholder does not retain the entire interest in the Company owned by the Stockholder prior to such divorce.

(i)          Option to Repurchase. Upon the occurrence of a divorce of a Stockholder in which the Stockholder does not retain the entire interest in the Company owned by the Stockholder prior to such divorce (a “Divorce Event”), the Company shall have the right, but not the obligation, to purchase all Capital Stock with respect to which the Divorce Event occurred, on the terms and conditions set forth in this Section 2(d)(i) (the “Divorce Option”). The Company must give written notice of that Stockholder’s intent to exercise the Divorce Option within 90 days after the Company receives written notice of the occurrence of the Divorce Event (the “Divorce Notice Period”).

(1)         Definitions. For purposes of a Divorce Option, the Capital Stock to which the Divorce Option applies shall be hereinafter referred to as the “Divorce Stock”. The selling Stockholder (or the personal representative, conservator, trustee or other successor in interest of the selling Stockholder) with respect to any Divorce Option shall be referred to as the “Divorcing Stockholder”. The “Divorce Option Date” shall be the date on which the Company exercises the Divorce Option.

(2)         Exercise of Divorce Option. To exercise a Divorce Option within a Divorce Notice Period, the Company shall give written notice (a “Divorce Option Notice”) to the Divorcing Stockholder stating that the Company desires to acquire the Divorce Stock. Failure to provide a Divorce Option Notice within the Divorce Notice Period shall be deemed an election not to purchase the Divorce Stock. If, within the Divorce Notice Period, a Divorce Option Notice is given pursuant to which the Company elects to acquire the Divorce Stock, then the Divorce Stock shall be sold on the terms and conditions set forth below.

(3)         Valuation; Purchase Price. The purchase price for the purchase of a share of Divorce Stock (the “Divorce Purchase Price”) shall be the value of such share in connection with a hypothetical liquidation of the Company at the post-money valuation applied to the Company at the conclusion of its most recent bona fide equity financing involving gross proceeds to the Company of at least $1,000,000, less a 30% minority, lack of control and lack of marketability discount.

(4)         Terms for Payment; Status of Ownership; Closing Procedure. The Divorce Stock shall be conveyed to the Company free and clear of all liens, claims and encumbrances. Closing of the transfer of the Divorce Stock pursuant to this Section 2(d)(i) (the “Divorce Closing”) shall take place at the offices of the Company within 60 days following the Divorce Option Date. The Divorce Purchase Price shall be paid in cash or immediately available funds at the Divorce Closing.

(5)         Closing Adjustments. If, at the Closing, the Divorce Stock is subject to any lien, claim or encumbrance, the Company may elect (A) to cause the Divorce Purchase Price (or a portion thereof) to be applied to discharge such lien, claim or encumbrance, (B) to take the Divorce Stock subject to such lien, claim or encumbrance and to reduce the Divorce Purchase Price otherwise payable to the Divorcing Stockholder by the amount of such lien, claim or encumbrance, or (C) if the lien, claim or encumbrance was created without the consent of the Company, to terminate the proceedings under this Section 2(d)(i) because of the existence of such lien, claim or encumbrance.

(6)         Assignment of Repurchase Option. The Company may freely assign, in whole or in part, a Divorce Option to one or more Stockholders without the consent of the Divorcing Stockholder or any other Person.

(ii)         Irrevocable Proxy. To the extent a Divorce Event occurs and the applicable Divorce Stock is not purchased pursuant to Section 2(d)(i), the transfer of Divorce Stock to the Stockholder’s spouse in connection with the Divorce Event shall be conditioned upon (1) the execution and delivery of documents joining such spouse as a party to this Agreement as a “Stockholder”, as requested by the Company, (2) the execution and delivery of an enforceable and irrevocable proxy, in form reasonably acceptable to the Company, from the spouse in favor of the Divorcing Stockholder in which the spouse forever grants to the Divorcing Stockholder all voting rights with respect to the transferred Divorce Stock, and (3) if requested by the Company, delivery by the Divorcing Stockholder’s spouse’s legal counsel of a legal opinion stating that the proxy’s terms are fully binding on and enforceable against the spouse.

3.          Drag-Along Right.

(a)          Sale of the Company. A “Sale of the Company” means either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than 50% of the outstanding voting power of the Company (a “Sale of Control”); or (b) a transaction that qualifies as a Deemed Liquidation Event. The term “Approved Sale of the Company” means a Sale of the Company where either:

(i)          Stockholders holding at least 55% of the then outstanding voting power of the Company (the “Initiating Stockholders”) approve a Sale of the Company in writing, specifying that this Section 3 shall apply to such transaction, or

(ii)         The Sale of the Company is approved in writing by SAIL, so long as SAIL holds at least 40% of the then outstanding voting power of the Company.

(b)          Actions to be Taken. In connection with an Approved Sale of the Company, each Stockholder hereby agrees:

(i)          if such transaction requires stockholder approval, with respect to all Capital Stock that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Capital Stock in favor of, and adopt, such Sale of the Company (together with any related amendment to the Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(ii)         if such transaction is a Sale of Control, to sell the same proportion of shares of Capital Stock (and, if approved in writing by the Initiating Stockholders and the acquiror in connection with the Sale of Control, the Convertible Securities) of the Company beneficially held by such Stockholder as is being sold by the Initiating Stockholders to the Person to whom the Initiating Stockholders propose to sell their Capital Stock, and, except as permitted in Section 3(c), on the same terms and conditions as the Initiating Stockholders;

(iii)        to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Initiating Stockholders in order to carry out the terms and provision of this Section 3, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(iv)        not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Capital Stock or Convertible Securities of the Company owned by such party or Affiliate in a voting trust or subject any Capital Stock or Convertible Securities to any arrangement or agreement with respect to the voting of such Capital Stock or Convertible Securities, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(v)         to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company; and

(vi)        if the consideration to be paid in exchange for the Capital Stock (and, if applicable, Convertible Securities) pursuant to this Section 3 includes any securities and due receipt thereof by any Stockholder would require under applicable law (A) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (B) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Capital Stock (and, if applicable, Convertible Securities) which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Capital Stock (and, if applicable, Convertible Securities).

(c)          Restrictions. Notwithstanding the foregoing, a Stockholder will not be required to comply with Section 3(b) in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(i)          any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Capital Stock (and, if applicable, Convertible Securities), including but not limited to representations and warranties that (A) the Stockholder holds all right, title and interest in and to the Capital Stock (and, if applicable, Convertible Securities) such Stockholder purports to hold, free and clear of all liens and encumbrances, (B) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (C) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms, and (D) neither the execution and delivery by the Stockholder of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(ii)         the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow or holdback established to cover breaches of representations, warranties and covenants of the Company as well as breaches by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(iii)        the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow or holdback established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to the amount of consideration paid to such Stockholder in connection with such Proposed Sale (in accordance with the provisions of the Certificate);

(iv)        liability shall be limited to such Stockholder’s applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale in accordance with the provisions of the Certificate) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder of breaches of the representations listed in Section 3(c)(i), the liability for which need not be limited as to such Stockholder; and

(v)         upon the consummation of the Proposed Sale, (A) each Stockholder will receive the same form of consideration for their class or series of Capital Stock as is received by other Stockholders in respect of the same class or series of Capital Stock, (B) each Stockholder will receive the amount of consideration per share of such class or series of Capital Stock as is received by other Stockholders in respect of shares of the same class or series of Capital Stock, (C) with respect to any Sale of Control for which the Initiating Stockholders and acquiror approve in writing the purchase of the Convertible Securities, each Stockholder will receive the same amount of consideration per Convertible Security as is received by other Stockholders in respect of the same Convertible Security with the same exercise/conversion price, and (D) unless the holders of at least 66 2/3% of the then outstanding Capital Stock elect otherwise by written notice given to the Company at least five days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of Capital Stock shall be allocated among the holders of Capital Stock (and, if applicable, Convertible Securities on a net as-exercised/as-converted basis) on the basis of any liquidation preferences to which the holders of each respective series and classes of Capital Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Certificate in effect immediately prior to the Proposed Sale.

(d)          The Stockholders acknowledge that the consideration payable in connection with the Sale of the Company may not be sufficient to provide for full payment of all liquidation preferences to all series of the Company’s preferred stock, or to provide for any payment with respect to the Common Stock. The purchase price payable in connection with a Sale of Control shall be allocated among the shares to be sold as though the total purchase price was being distributed in a liquidation of the Company under the Certificate.

4.          Rights to Future Financings.

(a)          Subject to the terms and conditions of this Section 4 and applicable securities laws, if the Company proposes to offer or sell any New Securities for an investment of cash proceeds in the Company in connection with a bona fide financing transaction, the Company shall first offer such New Securities to each Investor. An Investor shall be entitled to apportion the rights to future financings hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(b)          The Company shall give notice (the “Offer Notice”) to each Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(c)          By notification to the Company within 20 days after the Offer Notice is given, each Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Investment Stock issued and held by such Investor bears to the aggregate Capital Stock then issued and outstanding. At the expiration of such 20-day period, the Company shall promptly notify each Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Investor’s failure to do likewise. During the 10-day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Investors were entitled to subscribe but that were not subscribed for by the Investors which is equal to the proportion that the Investment Stock issued and held by such Fully Exercising Investor bears to the Investment Stock issued and held by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4(c) shall occur within the later of (i) 90 days of the date of the Offer Notice is given and (ii) the initial sale of New Securities pursuant to Section 4(a).

(d)          If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4(c), the Company may, during the 90-day period following the expiration of the periods provided in Section 4(c), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 4.

(e)          The rights of first offer in this Section 4 shall not be applicable to (i) New Securities not issued or sold in connection with an investment of cash proceeds in the Company in bona fide financing transaction, (ii) Exempted Securities; or (iii) shares of Common Stock issued in the IPO.

(f)          Unless otherwise agreed by the Company and Investors holding at least a majority of the Investment Stock not held by such Investor, the right of first offer set forth in Sections 4(a)-(d) shall terminate with respect to any Investor who fails to purchase, in connection with two separate financings subject to Section 4(a) each involving gross proceeds to the Company of at least $1,000,000, all of such Investor’s pro rata amount of the New Securities offered to such Investor in the applicable initial Offer Notice. Following any such termination, such Investor shall no longer be deemed an “Investor” for any purpose of this Section 4.

(g)          Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of Section 4(a)-(d), the Company may elect to give notice to the Investors within 30 days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Investor shall have 20 days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Investor, maintain such Investor’s percentage-ownership position, calculated as set forth in Section 4(c) before giving effect to the issuance of such New Securities. The closing of such sale shall occur within 60 days of the date notice is given to the Investors.

5.          Voting Provisions Regarding Board of Directors.

(a)          Election of ESS Nominee. So long as ESS and RNS hold in the aggregate at least 5% of the then outstanding Common Stock of the Company, assuming full conversion of all outstanding Preferred Stock of the Company, each Stockholder agrees to vote, or cause to be voted, all of its Capital Stock, or director votes derived from such Capital Stock, for election of a nominee identified by ESS (or if ESS does not provide a nominee, then RNS) to the Board of Directors (the “ESS Director”). All Stockholders agree to execute any written consents required to perform the obligations of this provision.

(b)          Observer Rights. If ESS and RNS have the right to nominate a director pursuant to Section 5(a) but no such director is nominated, until such time that a director is nominated pursuant to Section 5(a), the Company shall invite a representative of ESS (or if ESS does not provide a representative, then RNS) to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust all information so provided.

(c)          Committees and Subsidiaries. All committees of the Board of Directors shall be appointed by the Board and shall have at least one independent member who is not an Affiliate of SAIL.

(d)          Election of Other Directors. With respect to the election of all directors except the ESS Director, each Stockholder agrees to vote, or cause to be voted, all of its Capital Stock, or director votes derived from such Capital Stock, for election of each of the nominees identified by the holders of a majority of the outstanding Preferred Stock voting together on an as converted to Common Stock basis (including the Common Stock issued upon conversion thereof). All Stockholders agree to execute any written consents required to perform the obligations of this provision.

6.          Lock-Up.

(a)          Agreement to Lock-Up. Each Stockholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days) or, if required by such underwriter, such longer period of time as is necessary to enable such underwriter to issue a research report or make a public appearance that relates to an earnings release or announcement by the Company within 18 days prior to or after the date that is 180 days after the effective date of the registration statement relating to such offering, but in any event not to exceed 210 days following the effective date of the registration statement relating to such offering (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 6 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement pursuant to which the Company is a party. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 6 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 6 or that are necessary to give further effect thereto.

(b)          Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Stockholder (and transferees and assignees thereof) until the end of such restricted period.

7.          Legend. Each certificate representing shares of Capital Stock held by the Stockholders or issued to any permitted transferee in connection with a transfer permitted by this Agreement hereof shall be endorsed with the following legend:

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A STOCKHOLDERS AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT STOCKHOLDERS AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER, OWNERSHIP, VOTING AND OTHER MATTERS SET FORTH THEREIN.

Each Stockholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 7 to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

8.          Restrictive Covenants.

(a)          During the period of any Stockholder’s ownership of Capital Stock, and for a period of one year thereafter, neither any Stockholder, nor any Affiliate thereof, shall, without the approval of all of the disinterested members of the Board of Directors, directly or indirectly,

(i)          knowingly or intentionally, cause, induce, or attempt to cause or induce, any Person who is a customer, supplier, licensee, licensor, franchisee, employee, consultant, or other business relation of the Company to deal with any competitor of the Company (provided that this Section 8(a)(i) shall not apply to ESS or RNS with respect to their ownership of or affiliation with FlexEnergy, Inc. or any of its Affiliates); or

(ii)         hire or employ, or attempt to hire or employ, any employee of the Company that was employed by the Company during Stockholder’s ownership of Capital Stock, unless such individual has not been employed by the Company during the preceding six months.

(b)          If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. If any of the covenants set forth in this Section 8 are breached, such breach would cause irreparable harm to the non-violating party and, in the event of such breach, the non-violating party shall be entitled, in addition to monetary damages and to any other remedies available to the non-violating party under this Agreement and at law, to equitable relief, including injunctive relief, and the payment by the violating party of all costs incurred by the non-violating party in enforcing the covenants set forth in this Section 8, including reasonable attorneys’ fees. No party shall be required to prove that money damages are inadequate or to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Action pursuant to this Section 8.

9.          Irrevocable Proxy. Each party to this Agreement hereby constitutes and appoints the President and Treasurer of the Company, and a designee of the Initiating Stockholders, and each of them, with full power of substitution, as the proxies of the party with respect to the matters set forth herein, including without limitation, election of the ESS Director in accordance with Section 5 and votes regarding any Sale of the Company pursuant to Section 3, and hereby authorizes each of them to represent and to vote, if and only if the party (a) fails to vote or (b) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Capital Stock in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of Section 3. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 10(a) or Section 10(h). Each party hereto hereby revokes any and all previous proxies with respect to the Capital Stock and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 10(a) or Section 10(h), purport to grant any other proxy or power of attorney with respect to any of the Capital Stock, deposit any of the Capital Stock into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Capital Stock, in each case, in conflict with any of the matters set forth herein.

10.         Miscellaneous.

(a)          Automatic Termination. This Agreement shall automatically terminate immediately prior to the consummation of the earlier of (i) the Company’s IPO or (ii) a Deemed Liquidation Event; provided, however, that the obligations set forth in Section 6 shall survive a termination pursuant to the Company’s IPO until the obligations of the Stockholders set forth therein have been fully performed and the obligations set forth in Section 8 shall survive for one additional year beyond termination.

(b)          Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

(c)          Ownership. Each Stockholder represents and warrants that such Stockholder is the sole legal and beneficial owner of the shares of Capital Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

(d)          Manner of Voting. The voting of Capital Stock pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. If any Capital Stock voted pursuant to this Agreement is preferred stock convertible into Common Stock, the voting of such shares of convertible preferred stock shall be counted on an as-converted to Common Stock basis.

(e)          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the Stockholders at their addresses as set forth in the corporate records of the Company, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 10(e). If notice is given to the Company, it shall be sent to 9400 Toledo Way, Irvine, California 92618, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 10(e); and a copy (which shall not constitute notice) shall also be sent to Bryan Cave LLP, 3161 Michelson, 15th Floor, Irvine, California 91612, Attn.: Amit S. Parekh, Esq.

(f)          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(g)          Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

(h)          Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 10(a)) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (i) the Company, and (ii) Stockholders holding more than 50% of the outstanding Common Stock of the Company, assuming full conversion of all outstanding Preferred Stock of the Company. Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investors, the Stockholders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing:

(i)          any amendment, modification, termination or waiver applicable only to the Investors may be effected by Investors holding at least a majority of the voting power represented by the Investment Stock then outstanding and held by all of the Investors, and the consent of non-Investor Stockholders shall not be required for such amendment, modification, termination or waiver;

(ii)         this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor or Stockholder without the written consent of such Investor or Stockholder unless such amendment, modification, termination or waiver applies to all Investors and Stockholders, respectively, in the same fashion; and

(iii)        neither Section 4, Sections 5(a), (b) or (c) nor this Section 10(h)(iii) may be amended, modified or terminated (other than pursuant to Section 10(a)) without the express prior written consent of ESS and RNS; and

(iv)        Schedule 1 may be amended by the Company from time to time in accordance with the Restructuring Agreement of even date herewith by and among the Company and certain of its Stockholders, to update information regarding outstanding Investment Stock without the consent of the other parties hereto.

The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

(i)          Assignment of Rights.

(i)          The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(ii)         Any successor or permitted assignee of any Stockholder, including any Prospective Transferee who purchases Transfer Stock in accordance with the terms hereof, shall deliver to the Company, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(iii)        Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

(j)          Additional Stockholders. If after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of Capital Stock or Convertible Securities to such Person, then the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit B, agreeing to be bound by and subject to the terms of this Agreement as a Stockholder and thereafter such person shall be deemed a Stockholder for all purposes under this Agreement.

(k)          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(l)          Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

(m)          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

(n)          Disputes.

(i)          Exclusive Jurisdiction; Venue; Waiver of Jury Trial. The parties (A) hereby irrevocably, unconditionally and exclusively submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (B) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (C) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction. THE PARTIES AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH DISPUTE AND THAT THE MATTER WILL BE TRIED SOLELY TO THE COURT. THE PARTIES UNDERSTAND THAT THEY ARE GIVING UP VALUABLE LEGAL RIGHTS UNDER THIS PROVISION, INCLUDING THE RIGHT TO TRIAL BY JURY, AND THAT THEY VOLUNTARILY AND KNOWINGLY WAIVE THOSE RIGHTS.

(ii)         Specific Enforcement. If any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached the other parties will be irreparably harmed. Accordingly, each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

(iii)        Attorney Fees. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

(iv)        Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(o)          Further Assurances. At any time or from time to time after the date hereof, the parties shall cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other parties may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

(p)          Counterparts; Facsimile. This Agreement may be executed in two or more original or facsimile counterparts, each of which shall be deemed an original. To the extent executed and delivered by electronic or similar reproduction of such signed writing using a facsimile machine or electronic mail, this Agreement, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(q)          ESS Affiliates. The parties agree that (i) delivery to ESS by the Company of any notice required hereunder shall also constitute notice with respect to any Affiliate of ESS that may also be a Stockholder and/or Investor, and the Company shall not be required to deliver any separate corresponding notice to any Affiliate of ESS, (ii) any consent or approval by ESS hereunder shall also constitute consent, waiver or approval by any Affiliate of ESS that may also be a Stockholder and/or Investor hereunder, and the Company shall not be required to obtain a separate corresponding consent, waiver or approval from any Affiliate of ESS, and (iii) any formal exercise of rights hereunder by ESS shall either include an exercise of corresponding rights hereunder by each Affiliate of ESS possessing corresponding rights or shall be deemed waive the exercise of any such rights hereunder by such Affiliate of ESS. This Section 10(q) shall not be deemed to grant or extend any rights of ESS to any Affiliate of ESS.

(r)          Consent of Spouse. If any Stockholder is married on the date of this Agreement, such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit C (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s shares of Capital Stock that do not otherwise exist by operation of law or the agreement of the parties. If any Stockholder should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within 30 days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

COMPANY:

Flex Power Generation, Inc.

By:
Name:
Title:

Stockholders Agreement

IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first written above.

STOCKHOLDER:

(Print Stockholder Name)

(Signature on behalf of Stockholder)

(Printed name of signor, if different from Stockholder name above)

(Title of signor on behalf of Stockholder, if any)

Full name and address of Stockholder for notices:

Stockholders Agreement

EXHIBIT A

DEFINITIONS

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly, controls, is controlled by or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Agreement” means this Stockholders Agreement.

“Board of Directors” means the board of directors of the Company; provided however that any duly authorized and formed Operations Committee shall have the power and authority, subject to such Operations Committee’s charter as it may be approved by the Board of Directors, to make, grant or otherwise act with respect to any determination, designation, approval, consent or other action on behalf of the Board of Directors required, provided for, or otherwise contemplated by this Agreement, except (a) as subsequently limited or rescinded by resolution of the Board of Directors from time to time, (b) for actions conflicting with contrary resolutions of the Board of Directors with respect to the proposed action, or (c) for actions for which applicable laws or the Certificate of Incorporation do not permit such power and authority to be delegated by the Board of Directors to a committee thereof. In addition, any grant of powers and authority by the Board of Directors to the Operations Committee shall remain subject to any additional approvals or third party consents to which the powers and authority of the Board of Directors are subject by contract and/or applicable law.

“Capital Stock” means shares of Common Stock and any other class or series of capital stock of the Company (whether now outstanding or hereafter authorized and issued in any context), in each case now owned or subsequently acquired (however acquired, whether through issuance, sale, transfer, stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise) by any Stockholders or their respective successors or permitted transferees or assigns. Unless the context otherwise requires, in any case where this Agreement refers to a specified percentage or proportion of outstanding Capital Stock, such percentage or proportion shall be calculated on a fully-converted basis.

“Certificate” means the Company’s certificate of incorporation, as amended and filed with the Delaware Secretary of State from time to time.

“Common Stock” means shares of Common Stock of the Company, $.001 par value per share.

“Company” has the meaning specified in the introductory paragraph of this Agreement.

“Company Exercise Notice” means written notice from the Company notifying the selling Stockholders that the Company intends to exercise its Right of First Offer as to the Transfer Stock with respect to any Proposed Transfer.

“Convertible Securities” means any evidences of indebtedness, shares, rights, options, warrants or other securities directly or indirectly convertible into or exchangeable for Common Stock or any other class of series of capital stock of the Company (whether now outstanding or hereafter authorized and issued in any context).

“Deemed Liquidation Event” means a (a) merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its Capital Stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of Capital Stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity ownership of (1) the surviving or resulting Person or (2) if the surviving or resulting Person is a wholly owned subsidiary of another Person immediately following such merger or consolidation, the parent of such surviving or resulting Person (provided that, for the purpose of this definition of “Deemed Liquidation Event,” all shares of Common Stock issuable upon exercise of Convertible Securities outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Corporation of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

“ESS” means Energy Special Situations Fund II, L.P. together with its Affiliates.

“ESS Director” has the meaning specified in Section 5(a).

“Exempted Securities” means (a) shares of Common Stock or Convertible Securities issued by reason of a dividend, stock split or split-up; (b) shares of Common Stock or Convertible Securities issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors; (c) shares of Common Stock or Convertible Securities issued to banks, equipment lessors, financial institutions or real property lessors pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors; (d) shares of Common Stock or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors or (e) shares of Common Stock or Convertible Securities issued in connection with acquisitions, sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors.

“Fully Exercising Investor” has the meaning specified in Section 4(c).

“Initiating Stockholders” has the meaning specified in Section 3(a)(i).

“Investment Stock” means (a) the holdings of Capital Stock initially listed on Schedule 1, and (b) any holdings of subsequently issued Capital Stock issued in connection with a cash investment in the Company made as part of a bona fide financing transaction or conversion or exchange of Company indebtedness in connection with a capital restructuring, which shall be added to Schedule 1 from time to time by the Board of Directors to reflect the current holdings of Investment Stock and be final and binding on the Stockholders.

“Investor” means any Stockholder which, together with its Affiliates, holds Investment Stock (to the extent of such holdings of Investment Stock) representing at least 5% of the issued and outstanding Common Stock of the Company, assuming full conversion of all outstanding Preferred Stock of the Company.

“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities, but specifically excluding any equity securities issued by the Company pursuant to the terms of the Restructuring Agreement among the Company and the “New Investors” and “Existing Investors” named therein, dated November 12, 2012.

“Offer Notice” has the meaning specified in Section 4(b).

“Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

“Proposed Sale” has the meaning specified in Section 3(c).

“Proposed Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Stockholders.

“Proposed Transfer Notice” means written notice from a Stockholder setting forth the terms and conditions of a Proposed Transfer.

“Prospective Transferee” means any person to whom a Stockholder proposes to make a Proposed Transfer.

“Restructuring Agreement” means the Restructuring Agreement of even date herewith among the Company and certain of the Stockholders.

“Right of First Offer” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock proposed to be sold in a Proposed Transfer on the terms and conditions specified in the Proposed Transfer Notice.

“RNS” means RNS Flex, LLC. together with its Affiliates.

“ROFO Exercise Period” has the meaning specified in Section 2(a)(ii).

“Sale of the Company” has the meaning specified in Section 3(a).

“Sale of Control” has the meaning specified in Section 3(a).

“SAIL” means SAIL Venture Partners II, L.P. together with its Affiliates.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder” means any holder of Capital Stock or Convertible Securities that is a party to this Agreement or that subsequently becomes a party to this Agreement.

“Transfer Stock” means shares of Capital Stock or Convertible Securities proposed to be sold in a Proposed Transfer.

EXHIBIT B

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on, 20 , by the undersigned (the “Holder”) pursuant to the terms of that certain Stockholders Agreement dated as of November 12, 2012 (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1           Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”), and will be a “Stockholder” for all purposes of the Agreement.

1.2           Agreement. Holder hereby (a) agrees that the Stock, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3           Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	Flex Power Generation, Inc.
Name:
Title:
By:
Title:

Notice Address:

Facsimile Number:

EXHIBIT C

CONSENT OF SPOUSE

I, _______________, spouse of _______________, acknowledge that I have read the Stockholders Agreement, dated as of November 12, 2012 and as it may be amended from time to time, to which this Consent is attached as Exhibit C (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding certain rights to certain other holders of Capital Stock (as defined in the Agreement) of the Company regarding the voting and transfer of shares of Capital Stock of the Company which my spouse may own including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of Capital Stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of Capital Stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of

Signature

Print Name

SCHEDULE 1

INVESTMENT STOCK

Stockholder	Investment Stock

RNS Flex, LLC	2,485,921 shares of Series B Preferred Stock

1,242,960 shares of Series B Preferred Stock

SAIL Venture Partners II, LP.	2,259,928 shares of Series A Preferred Stock

3,795,618 shares of Series C Preferred Stock

2,043,795 shares of Series D Preferred Stock

1,951,314 shares of Common Stock

SAIL 2010 Co-Investment Partners, LP	7,969 shares of Common Stock

SAIL 2011 Co-Investment Partners, LP	13,281 shares of Common Stock

Louisiana Sustainability Fund	5,238,443 shares of Series C Preferred Stock

2,820,700 shares of Series D Preferred Stock

ESS Participation Fund II, LP	63,345 shares of Series B Preferred Stock

Energy Special Situations Fund II, LP	1,041,509 shares of Series B Preferred Stock

Jay W. Decker	103,580 shares of Series B Preferred Stock

Mark McComiskey	34,527 shares of Series B Preferred Stock